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                                                                EXHIBIT 10.14


                              [Dot Hill Letterhead]

November 12, 1999

Preston Romm
20 Narbonne
Laguna Niguel, CA  92677

Dear Preston:

We are pleased to offer you a position with Dot Hill Systems Corp., and look forward to you joining our group of outstanding professionals. We are sure that you will find your new position rewarding and challenging. If you accept our offer, this letter, our employee handbook and the Proprietary Rights and Confidentiality agreement will constitute the entire agreement between you and Dot Hill regarding your employment. The following outlines your employment offer:

Title:                      Vice President, Finance, Chief Financial Officer

Reporting To:               Jim Lambert and Philip Black, Co-CEOs

Location:                   Carlsbad, California

Base Salary:                $14,583.34 per month, pro-rated and paid biweekly

Incentive Compensation:     In addition to your base salary, you will be
                            eligible for a performance bonus of up to $61,250 per year. This shall be based on a formula, which is attached as Exhibit A, and on the Company's
                            Business Plan, as approved by the Board of Directors.

Stock Options:              It will be recommended to the Board of Directors
                            that 100,000 stock options be issued, pending their approval at the next Board of Directors meeting, and in accordance with the Dot Hill Systems Stock
                            Option Plan.

Starting Bonus:             You will also receive a starting bonus of $20,000,
                            payable with your first paycheck.

Start Date:                 November 29, 1999, or another agreed upon date

Employment Status:          Full-time, Exempt

Benefits:                   Dot Hill provides a very competitive benefit
                            package, which is continually under review, and therefore subject to change. Included in this package is employee medical insurance, employee dental insurance and a 401(k) Savings Plan. If you choose to add dependents to the health and dental plan, there will be a monthly deduction. To initiate your insurance benefits, you must complete the appropriate forms within 31 days of your eligibility date. If

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                            you have any specific questions, please contact
                            Human Resources.

Health Benefits Eligibility Date of hire
Date:

Confidentiality:            As a member of the Dot Hill team, you will access to
                            the trade secrets, strategic plans, and other confidential and proprietary information of the company. Included in your new hire packet will be a Proprietary Rights and Confidentiality Agreement which we require you to sign.

Drug Free Workplace:        It is our desire to provide a safe and healthy work
                            environment for our employees and to provide quality products to our customers. In keeping with these concerns, and in compliance with the Federal Drug
                            Workplace Act, Dot Hill has incorporated a Drug-Free workplace policy.

                            In light of this policy, all prospective employees of Dot Hill are required to submit to drug testing. Results of this screen must be negative of any controlled substance, with the exception of medications at a level prescribed by a licensed physician. All offers of employment are contingent upon these results.

At-Will Employer:           Employment with Dot Hill is based on the mutual
                            consent of you and the company. As an at-will employer, both you and Dot Hill reserve the right to end the employment relationship at any time.
                            Although other aspects of your employment may change, the at-will nature of your employment may only be changed through a written notice signed by a Co-CEO of Dot Hill.

Preston, we are excited about the opportunity to work with you in the building of this enterprise and believe that you will be a valuable member of our team. We look forward to a mutually beneficial and rewarding association with you. If you agree to the terms outlined in this letter, please sign below.

Sincerely,

/s/ James Lambert

James Lambert
President and Co-CEO

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I agree to accept the position of Vice-President, Finance, Chief Financial
Officer under the terms and conditions described herein.

         /s/ Preston Romm                                       11/16/99
----------------------------------                     ------------------------
Preston Romm                                           Date

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                              [Dot Hill Letterhead]

                              1999-2000 Bonus Plan

Name:      PRESTON ROMM                       Effective Date:  12/1/99-12/31/00

Title:     Vice President, Finance, Chief Financial Officer

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                            EXHIBIT A - CONFIDENTIAL

QUARTLERY PERFORMANCE BONUS

Each quarter, you shall be eligible for a performance bonus of up to $15,312.50 for such quarter (pro-rated for Q4) (Quarterly Bonus). The Quarterly Bonus shall be based on the following formula, and on the Company's Business Plan, as approved by the Board of Directors, for such quarter.

FORMULA

1. REVENUE-BASED BONUS: Half of the Quarterly Bonus shall be based on revenue. If the Company meets the Business Plan revenue goals for any given quarter, you shall be entitled to half of the Quarterly Bonus ($7,656.25 for such quarter) for performance during that quarter. If the Company fails to meet the Business Plan revenue goals for a given quarter, then the revenue-based bonus shall be paid as follows:

         If the Company attains less than 75% of the Business Plan revenue goals, you shall not receive any revenue-based bonus for that quarter. For attaining levels of revenue between 75% and 100% of plan, you shall receive 2% of the total Quarterly Bonus for every 1% of revenue above 75%.

2. INCOME-BASED BONUS: Half of the Quarterly Bonus is to be based on net income. If the Company meets the Business Plan net income goals for any given quarter, then you shall be entitled to half of the Quarterly Bonus ($7,656.25 for such quarter) for performance during that quarter. If the Company fails to meet the Business Plan net income goals for a given quarter, then the net income-based bonus shall be paid as follows:

         0.5% of the Quarterly Bonus, payable for each 1% achieved of the net income line of the Business Plan, up to a maximum of 100%.

BUSINESS PLAN DETERMINATIONS

FOURTH QUARTER, 1999: You shall be granted a bonus pursuant to the formula set forth above, based on the Business Plan for the Fourth Quarter, to be approved by the Board during the Fourth Quarter. (see attached copy)

FISCAL YEAR 2000: You shall be granted bonus pursuant to the formula set forth above, based on the Business Plan for the Year 2000, to be approved by Board during the First Quarter of 2000. (see attached copy)

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